AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

DRUGMAX, INC.

DrugMax, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (“NRS”), of the State of Nevada does hereby certify:

I. The Corporation, pursuant to the provisions of NRS 78.403, hereby adopts these Amended and Restated Articles of Incorporation which accurately restate and integrate the Articles of Incorporation filed on October 18, 1993, and all amendments thereto that are in effect to date as permitted by NRS 78.385.

II. Each amendment made by these Amended and Restated Articles of Incorporation (the “Restated Articles”) has been effected in conformity with the provisions of the NRS. The Restated Articles and each amendment thereto were duly approved and adopted by the unanimous written consent of the Corporation’s Board of Directors and by the written consent of stockholders holding at least a majority of the voting power on November 12, 2004, and the consents given for the amendments contained herein were sufficient for approval of such amendments.

III. The original Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the Restated Articles which are as follows:

ARTICLE ONE

The name of the corporation is DrugMax, Inc.

ARTICLE TWO

The purpose or purposes for which this corporation is organized are:

To engage, without qualification, in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE THREE

Section 3.01. AUTHORIZED CAPITAL STOCK. The total number of shares of capital stock the corporation is authorized to issue is Fifty Million (50,000,000) shares, each having a par value of $0.001, of which (i) Forty-Five Million (45,000,000) shares shall be designated as “Common Stock” and (ii) Five Million (5,000,000) shares shall be designated as “Preferred Stock.”

Section 3.02. COMMON STOCK. Each share of Common Stock issued and outstanding shall be entitled to one vote on all matters. Dividends shall be declared and paid only out of funds legally available therefor. Shares of such Common Stock may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. Fully paid shares of Common Stock of this corporation shall not be liable to any further call or assessment.

Section 3.03. PREFERRED STOCK. The Board of Directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a)	Whether or not the class or series shall have voting rights, full or limited, or will be without voting rights;

(b)	The number of shares to constitute the class or series and the designation thereof;

(c)	The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d)	Whether or not the shares of any class or series shall be redeemable and, if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e)	Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds shall be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(f)	The dividend rate, whether dividends are payable in cash, stock of the corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g)	The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the corporation;

(h)	Whether or not the shares of any class or series is convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i)	Such other rights and provisions with respect to any class or series as may to the Board of Directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

ARTICLE FOUR

The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, provided that the number of directors shall not be reduced to less than three (3) nor increased to more than nine (9). Directors of the corporation need not be residents of the State of Nevada and need not own shares of the corporation’s stock.

ARTICLE FIVE

The Capital stock of the corporation, after the amount of the subscription price has been paid in money, property, or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose and no stock issued as fully paid up shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

ARTICLE SIX

The corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation to the powers conferred by statute, the board of directors is expressly authorized:

Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and to cause to be executed mortgages and liens upon the real and personal property of this corporation.

By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deems expedient and for the best interests of the corporation.

ARTICLE EIGHT

Meetings of the stockholders may be held at such place within or without the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ARTICLE NINE

This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reference.

ARTICLE TEN

No stockholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE ELEVEN

The Corporation shall, to the full extent permitted by Nevada law, indemnify any person who is or was a director or officer of the Corporation or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the full extent permitted by Nevada Law, indemnify any person who is or was an employee or agent of the Corporation or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE TWELVE

To the extent permitted by Nevada Revised Statutes, the personal liability of a director to the Corporation or its shareholders for monetary damages for a breach of duty as a director shall be limited to the amount of compensation, if any, received by the director for serving the Corporation as a director during the year in which the breach of duty occurred. This provision shall apply to the acts and omissions of each director of the Corporation occurring on and after the date of filing of these amended and restated articles of incorporation with the Office of the Secretary of State of Nevada. No amendment to these amended and restated articles of incorporation shall adversely affect any right or protection of a director that exists at the time of such amendment.

IN WITNESS WHEREOF, the undersigned President has executed these Restated Articles of Incorporation as of November     , 2004.

DRUGMAX, INC.

By:
Name: Title: